Exhibit 10.3

November 10, 2016

John Ruelle
[Address omitted]

Dear John,

As we enter a new phase of SunOpta your participation in the transformation work is critical. Starting now and through the coming year, we need your commitment and dedication to effectively lead the work required and support the changes in front of us.

Your retention is important to SunOpta so if you voluntarily remain employed with the company through December 31, 2017, you will be paid a discretionary bonus of fifty percent (50%) of your base rate as of December 31, 2017, less all applicable withholdings, in the first payroll period of 2018.

If you voluntarily terminate your employment prior to December 31, 2017 you will forfeit this discretionary bonus. If you are involuntarily terminated by SunOpta for any reason other than cause, prior to December 31, 2017, you will be paid a prorated amount of the discretionary bonus from the date of this letter.

I look forward to working with you over this new phase of SunOpta.

Respectfully,

/s/ Kathy Houde

Kathy Houde
Interim CEO

I agree to the above conditions of employment.

/s/ John Ruelle	November 10, 2016
John Ruelle	Date